December 14, 2004

Mr. James B. Wigdale, Jr. and

Lakefront Partners, LLC

205 East Wisconsin Avenue, Suite 220

Milwaukee, Wisconsin  53202

Re:  Issuance of Diversinet Corp. Stock

Dear Jay:

In connection with the proposed issuance of common shares (the “Transaction”) of Diversinet Corp. (the “Company”) to Lakefront Partners, LLC (“Lakefront”) and other purchasers (collectively, the “Purchasers”), and in connection with a current consulting agreement between the Company and Wigdale, the Company hereby agrees as follows:

1.

Upon completion of the Transaction, James B. Wigdale, Jr. (“Wigdale”) will be appointed to the Company’s Board of Directors at the next Board meeting following closing.  Wigdale will also resign from the Company’s Advisory Board.

2.

Upon completion of the Transaction and no later than December 31, 2004, the Company’s Board of Directors will be reduced from nine members to six members (including Wigdale).  It is anticipated that this will be done through resignation of existing Board members.

3.

The Company will issue a press release announcing the new members of management (Kash Hassan, Michael O’Farrell and David Annan), and the changes to the Board of Directors described above in a form to be reviewed in advance by Wigdale.

4.

The following members of management will invest in the Transaction for the specified amounts:  Nagy Moustafa ($150,000); Kash Hassan ($140,000); and Kash Hassan/Michael O’Farrell (joint investment of $60,000).

5.

The Company will amend the current consulting agreement with Wigdale dated January 15, 2004.  The parties will enter into a new consulting agreement on mutually agreed upon terms providing for compensation to Wigdale of up to approximately $120,000, to be payable in up to 300,000 common shares of the Company and warrants to purchase 300,000 common shares of the Company at US $0.40, exercisable immediately.  Additionally, the Company will reprice 350,000 of the 1,100,000 warrants issued to Wigdale on January 15, 2004 as compensation under the consulting agreement from US $2.05 to US $0.60.  The new consulting agreement shall become effective upon closing of the Transaction.

6.

This side letter will be made available to all Purchasers prior to closing.

Very truly yours,

DIVERSINET CORP.

/s/ Nagy Moustafa

  /s/ Mark Steinman

Nagy Moustafa

Mark Steinman

President and CEO

Chairman

ACCEPTED AND AGREED:

LAKEFRONT PARTNERS, LLC

/s/ James B. Wigdale, Jr.

By: /s/ James B. Wigdale, Jr.

James B. Wigdale, Jr.

James B. Wigdale, Jr.

Sole Member of the Manager,

Lakefront Capital Management, LLC

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